SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GOLDEN EAGLE INTERNATIONAL, INC.

(Exact name of Registrant as specified in charter)

Colorado (State or other jurisdiction of incorporation or organization)	84-1116515 (I.R.S. Employer Identification No.)
9661 South 700 East Salt Lake City, Utah 84070 (801)619-9320	Hamilton & Lehrer, P.A. 101 Plaza Real South, Suite 201 Boca Raton, Florida 33432
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)	(Name, address, including zip code and telephone number, including area code, of agent for service)

2007 Employee and Consultant Stock Compensation Plan

(Full Titles of Plan)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Max. Offering Price per Share (3)(4)	Proposed Max. Aggregate Offering Price (3)(4)	Amount of Registration Fee
Common Stock, $0.0001 par value	20,000,000 (2)(3)	$0.011	$260,000	$6.75

1.         Represents shares issuable pursuant to agreement(s) for services rendered or to be rendered.

2.         Represents shares that may be acquired under the 2007 Employee and Consultant Stock Compensation Plan (“Stock Award Plan”).

3.         This Registration Statement shall also cover any additional shares of Common Stock (the “Common Stock”) which become issuable under the Stock Award Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our Common Stock.

4.         This calculation is made solely for the purposes of determining the registration fee pursuant to the provisions of Rule 457(c) under the Securities Act of 1933, as amended, and is calculated on the basis of the last sale reported as of October 25, 2007.

TABLE OF CONTENTS

PART I.     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.     PLAN INFORMATION

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

PART II.     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

ITEM 4.     DESCRIPTION OF SECURITIES

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

ITEM 6.     INDEMNIFICATION OF DIRECTORS AND OFFICERS

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED

ITEM 8.     EXHIBITS

ITEM 9.     UNDERTAKINGS

SIGNATURES

EXHIBIT INDEX

EXHIBIT 5.1     OPINION OF HAMILTON & LEHRER, P.A.

EXHIBIT 23.1     CONSENT OF HAMILTON & LEHRER, P.A. (CONTAINED IN EXHIBIT 5.1)

EXHIBIT 23.2     CONSENT OF AUDITOR

PART I.     INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEM 1.     PLAN INFORMATION

The document(s) containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement. Our Stock Award Plan is for selected employees, officers, directors and our key consultants and advisors and is intended to advance our best interests by providing personnel who have substantial responsibility for our management and growth and our subsidiaries with additional incentive by increasing their proprietary interest in our potential success, thereby encouraging them to remain in the employ or consul of the Company or any of its subsidiaries. Our Board of Directors may at any time alter, suspend or terminate the Plan. Should any individual effected by the Plan desire additional information, they may contact:

Terry Turner Chief Executive Officer Golden Eagle International, Inc. 9661 South 700 East Salt Lake City, Utah 84070 (801) 619-9320

ITEM 2.     REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION

The document(s) containing the information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this registration statement.

PART II.     INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.     INCORPORATION OF DOCUMENTS BY REFERENCE

We hereby incorporate by reference into this registration statement the following documents and information heretofore filed with the Securities and Exchange Commission (the “Commission”):

a.     Our Annual Report on Forms 10-KSB and 10-KSB/A for the Fiscal Year Ended December 31, 2006 filed on April 17, 2007 and May 2, 2007, respectively, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

b.     Our Quarterly Report on Form 10-QSB for the Quarterly Periods Ended March 31, 2007 and June 30, 2007 filed on May 21, 2007 and August 16, 2007, respectively;

c.      Our Current Reports on Form 8-K reporting events of:

i.	Form 8-K filed on May 10, 2007 under Item 1.01 (Entry into a Material Definitive Agreement);

ii.	Form 8-K filed on June 4, 2007 under Item 1.01 (Entry into a Material Definitive Agreement) and Item 8.01 (Other Events);

iii.	Form 8-K filed on June 26, 2007 under Item 8.01 (Other Events);

iv.	Form 8-K filed on June 27, 2007 under Item 1.01 (Entry into a Material Definitive Agreement); Item 1.02 (Termination of a Material Definitive Agreement); Item 2.02 (Results of Operations and Financial Condition); and Item 3.02 (Unregistered Sales of Equity Securities); and

v.	Our Form 8-K filed on September 14, 2007 under Item 5.03 (Amendments to Articles of Incorporation or Bylaws) and Item 8.01 (Other Events)

d.    Our Form 10-SB as filed with the Commission that registered our Common Stock and all amendments thereto, including Amendment Number 4 filed on June 22, 2000 by our Form 8-A12G/A under the Exchange Act, which includes the description of our Common Stock.

e.     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereunder have been sold or which de-registers all securities then remaining unsold, that shall be deemed to be incorporated by reference in this registration statement and will be deemed to be a part hereof from the date of filing of such documents.

ITEM 4.     DESCRIPTION OF SECURITIES

Not applicable.

ITEM 5.     INTERESTS OF NAMED EXPERTS AND COUNSEL

Brenda Lee Hamilton, Esquire will receive 5,000,000 shares of our common stock and has opined on the validity of the securities being registered. On December 11, 2006, we entered in to a fee arrangement with Brenda Lee Hamilton, Esquire, for the preparation of our Proxy Statement in 1007, wherein we agreed to issue 5,000,000 shares of our S-8 common stock at which time sufficient common shares were available.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Bylaws

Our bylaws provide that our directors or officers will not be liable for the acts, defaults, or omissions of any other director or officer, or for any loss that we sustained, unless the same has resulted from the officer’s or director’s own willful misconduct, willful neglect, or negligence. Our bylaws further provide that each of our directors and officers and each person who shall serve at our request as a director or officer of another corporation in which we own shares of capital stock or of which it is a creditor shall be indemnified by us against all reasonable costs, expenses and liabilities (including reasonable attorneys’ fees) actually and necessarily incurred by or imposed upon him in connection with, or resulting from any claim, action, suit, proceeding, investigation, or inquiry of whether nature in which he may be involved as a party or otherwise by reason of his being or having been a director or officer of the corporation or such director or officer of such other corporation, whether or not he continues to be a director or officer of the corporation or a director or officer of such other corporation, at the time of the incurring or imposition of such costs, expenses or liabilities, except in relation to matters as to which he shall be finally adjudged in such action, suit, proceeding, investigation, or inquiry to be liable for willful misconduct, willful neglect, or negligence toward or on behalf of the corporation in the performance of his duties as such director or officer of the Corporation or as such director or officer of such other corporation. As to whether or not a director or officer was liable by reason of willful misconduct, willful neglect, or negligence toward or on behalf of the corporation in the performance of his duties as such director or officer of the corporation or as such director or officer of such other corporation, in the absence of such final adjudication of the existence of such liability, the Board of Directors and each director and officer may conclusively rely upon an opinion of independent legal counsel selected by or in the matter designed by the Board of Directors. The foregoing right to indemnification shall be in addition to and not in limitation of all other rights which such person may be entitled as a matter of law, and shall inure to the benefit of the legal representatives of such person.

Colorado Revised Statutes

Section 7-109-102 of the Colorado Revised Statutes and our Articles of Incorporation, under certain circumstances provide for the indemnification of our officers, directors and controlling persons against liabilities that they may incur in such capacities. A summarization of the circumstances in which such indemnification is provided for is contained herein, but that description is qualified in its entirety by reference to our Articles of Incorporation and the relevant section of the Colorado Revised Statutes.

In general, the statute provides that any director may be indemnified against liabilities (including the obligation to pay a judgment, settlement, penalty, fine or expense), incurred in a proceeding (including any civil, criminal or investigative proceeding) to which the director was a party by reason of such status. Such indemnity may be provided if the director’s actions resulting in the liabilities: (i) were taken in good faith; (ii) were reasonably believed to have been in our best interest with respect to actions taken in the director’s official capacity; (iii) were reasonably believed not to be opposed to our best interest with respect to other actions; and (iv) with respect to any criminal action, the director had no reasonable grounds to believe the actions were unlawful. Unless the director is successful upon the merits in such an action, indemnification may generally be awarded only after a determination of independent members of the Board of Directors or a committee thereof, by independent legal counsel or by vote of the shareholders that the applicable standard of conduct was met by the director to be indemnified.

The statutory provisions further provide that unless limited by a corporation’s articles of incorporation, a director or officer who is wholly successful, on the merits or otherwise, in defense of any proceeding to which he as a party, is entitled to receive indemnification against reasonable expenses, including attorneys’ fees, incurred in connection with the proceeding. In addition, a corporation may indemnify or advance expenses to an officer, employee or agent who is not a director to a greater extent than permitted for indemnification of directors, if consistent with law and if provided for by our restated articles of incorporation, bylaws, resolution of our shareholders or directors or in a contract. The provision of indemnification to persons other than directors is subject to such limitations as may be imposed on general public policy grounds.

In addition to the foregoing, unless limited by our articles of incorporation, a court, upon petition by an officer or director, may order us to indemnify such officer or director against liabilities arising in connection with any proceeding. A court may order us to provide such indemnification, whether or not the applicable standard of conduct described above was met by the officer or director. To order such indemnification the court must determine that the petitioner is fairly and reasonably entitled to such indemnification in light of the circumstances. With respect to liabilities arising as a result of proceedings on our behalf, a court may only require that a petitioner be indemnified as to the reasonable expenses incurred.

Indemnification in connection with a proceeding by or in the right of us in which the director is successful is permitted only with respect to reasonable expenses incurred in connection with the defense. In such actions, the person to be indemnified must have acted in good faith, in a manner believed to have been in our best interest and must not have been adjudged liable for negligence or misconduct. Indemnification is otherwise prohibited in connection with a proceeding brought on behalf of us in which a director is adjudged liable to us, or in connection with any proceeding charging improper personal benefit to the director in which the director is adjudged liable for receipt of an improper personal benefit.

Colorado law authorizes us to reimburse or pay reasonable expenses incurred by a director, officer, employee or agent in connection with a proceeding, in advance of a final disposition of the matter. Such advances of expenses are permitted if the person furnishes to us a written statement of his belief that he met the applicable standard of conduct required to permit such indemnification. The person seeking such expense advances must also provide us with a written agreement to repay such advances if it is determined the applicable standard of conduct was not met. A determination must also be made that the facts known to us would not preclude indemnification.

The statutory section cited above further specifies that any provisions for indemnification of or advances for expenses to directors which may be contained in our articles of incorporation and/or any restatements thereof, bylaws, resolutions of our shareholders or directors, or in a contract (except for insurance policies) shall be valid only to the extent such provisions are consistent with the Colorado statutes and any limitations upon indemnification set forth in our articles of incorporation or any restatement and/or amendment thereof.

The statutory provision cited above also grants the power to us to purchase and maintain insurance policies which protect any director, officer, employee, fiduciary or agent against any liability asserted against or incurred by them in such capacity arising out of his status as such. Such policies may provide for indemnification whether or not the corporation would otherwise have the power to provide for it. No such policies providing protection against liabilities imposed under the securities laws have been obtained by us.

ITEM 7.     EXEMPTION FROM REGISTRATION CLAIMED.

Not applicable.

ITEM 8.     EXHIBITS.

Number Description

5.1     Opinion of Hamilton & Lehrer, P.A.

23.1     Consent of Hamilton & Lehrer, P.A. [contained in exhibit 5.1]

23.2     Consent of Auditor

ITEM 9.     UNDERTAKINGS

1.     We hereby undertake:

(a)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)  To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by us pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference herein.

(b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and our controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of us in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, we certify that we have reasonable grounds to believe that we meet all of the requirements for filing on Form S-8 and have duly caused this registration statement to be signed on our behalf by the undersigned, thereunto duly authorized, in the City of Salt Lake City, Utah, on October 26, 2007.

/s/ Terry C. Turner	Director and Principal	October 26, 2007
Terry C. Turner	Executive Officer

/s/Harlan M. (Mac) Delozier	Director	October 26, 2007
Harlan M. (Mac) Delozier

/s/Alvaro Riveros	Director	October 26 , 2007
Alvaro Riveros

/s/Tracy A. Madsen	Corporate Secretary/Treasurer/Chief Financial Officer	October 26 , 2007
/s/Tracy A. Madsen	Principal Accounting Officer

EXHIBIT 5.1

Hamilton and Lehrer, P.A.
101 Plaza Real South, Suite 202
Boca Raton, Florida 33432

October 23, 2007

Golden Eagle International, Inc.
9661 South 700 East
Salt Lake City, Utah 84070

(801) 619-9320

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Golden Eagle International, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) covering the offering of up to an aggregate of twenty million (20,000,000 shares of the Company’s common stock, $0.0001 par value, (the “Common Stock”) issuable or reserved for issuance pursuant to the Company’s 2007 Employee and Consultant Stock Compensation Plan adopted on October 8, 2007 (the “Plan”).

In connection with this opinion, we have examined the Registration Statement and the Company’s Certificate of Incorporation and Bylaws, each as amended, and such other documents, records, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectus, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,
/s/ HAMILTON & LEHRER, P.A

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement (Form S-8) of Golden Eagle International, Inc. with respect to our report dated March 9, 2007 on the financial statements included in the Annual Report (Form 10-K), for the fiscal years ended December 31, 2006 and 2005.

By: /s/ Chisholm, Bierwolf & Nilson —————————————— Chisholm, Bierwolf & Nilson Bountiful, Utah October 23, 2007